UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ARROWHEAD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-0408024
(State of incorporation or organization)	(IRS Employer Identification No.)

225 S. Lake Avenue, Suite 1050 Pasadena, California	91101
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.001 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Explanatory Note:

Arrowhead Pharmaceuticals, Inc., a Delaware corporation (the “Company”, “we” and “our”) hereby amends and restates its Registration Statement on Form 8-A, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 9, 1993 (as subsequently amended) (the “Form 8-A”) to read as set forth below. This amendment to the Form 8-A is being filed in connection with the Company’s change of corporate name from Arrowhead Research Corporation, which became effective on April 6, 2016.

Item 1.	Description of Registrant’s Securities to be Registered.

Our authorized capital stock currently consists of 145,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 5,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).

Common Stock

Pursuant to our Amended and Restated Certificate of Incorporation, a copy of which is filed herewith as Exhibit 3.1 (the “Charter”), holders of Common Stock are entitled to receive ratably dividends out of funds legally available, if and when declared from time to time by our Board of Directors. The Company has never paid any cash dividends on its Common Stock and the Company’s Board of Directors does not anticipate that it will pay cash dividends in the foreseeable future. The future payment of dividends, if any, on the Company’s Common Stock is within the discretion of the Board of Directors and will depend upon earnings, capital requirements, financial condition and other relevant factors.

Holders of Common Stock are entitled to one vote for each share held on each matter to be voted on by stockholders. There is no cumulative voting in the election of directors.

In the event of liquidation, dissolution or winding up of the affairs of the Company, holders of Common Stock are to share in all assets remaining after the payment of liabilities and any preferential distributions payable to preferred stockholders, if any.

The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights of the holders of the Common Stock are subject to any rights that may be fixed for holders of preferred stock, if any.

The rights of the holders of Common Stock are delineated, in part, in our Amended and Restated Bylaws, a copy of which are filed herewith as Exhibit 3.2 (the “Bylaws”). Pursuant to our Charter, the Board of Directors has the right to adopt, amend or repeal bylaws without a vote of the stockholders.

Stockholders wishing to bring forward proposals or director nominees for consideration at any meeting of stockholders must comply with the notice requirements set forth in the Bylaws. Pursuant to the Bylaws, special meetings of stockholders may only be called by the Board of Directors, and only those matters set forth in the related notice of special meeting may be considered and acted upon at such a meeting.

Preferred Stock

Under the Charter, our Board of Directors, without further action by our stockholders, currently has the authority to issue up to 5,000,000 shares of Preferred Stock and to fix the rights (including voting rights), preferences and privileges of these “blank check” preferred shares. The Preferred Stock may have rights, preferences and privileges, including dividend, liquidation and other economic rights, that are senior to the Common Stock. As a result, the designation of a series of Preferred Stock with preferential rights could negatively affect the rights (and value) of the Common Stock, and such diminution in rights could be effected without a vote of the holders of the Common Stock. Furthermore, the issuance of Preferred Stock could make it more difficult for a third party to acquire a majority of our outstanding Common Stock or control of the Company.

As of the date of this filing, we have a total of 46,000 shares of Preferred Stock designated as Series C Convertible Preferred Stock. The rights, preferences and privileges of the Series C Convertible Preferred Stock are as set forth in the Charter, the terms of which are incorporated herein by reference.

Delaware Anti-Takeover Law

We are subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). Section 203 of the DGCL generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Item 2.	Exhibits.

The following exhibits to this amended Registration Statement on Form 8-A/A are filed herewith:

Incorporated by Reference Herein
Exhibit No.	Description	Form	Date

3.1	Amended and Restated Certificate of Incorporation	Current Report on Form 8-K (Exhibit 3.3)	April 6, 2016

3.2	Amended and Restated Bylaws	Current Report on Form 8-K (Exhibit 3.4)	April 6, 2016

4.1	Form of Common Stock Certificate	Current Report on Form 8-K (Exhibit 4.1)	April 6, 2016

*    *    *

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 7, 2016	ARROWHEAD PHARMACEUTICALS, INC.

	By:	/s/ Jane Davidson
	Name:	Jane Davidson
	Title:	Corporate Secretary

Exhibit Index

Incorporated by Reference Herein
Exhibit No.	Description	Form	Date

3.1	Amended and Restated Certificate of Incorporation	Current Report on Form 8-K (Exhibit 3.3)	April 6, 2016

3.2	Amended and Restated Bylaws	Current Report on Form 8-K (Exhibit 3.4)	April 6, 2016

4.1	Form of Common Stock Certificate	Current Report on Form 8-K (Exhibit 4.1)	April 6, 2016

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